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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT: (Date of Earliest Event Reported) NOVEMBER 11, 2003


                            PANHANDLE ROYALTY COMPANY
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             (Exact name of registrant as specified in its charter)

OKLAHOMA                           0-9116                     73-1055775
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(State of Incorporation)      (Commission File            (I.R.S. Employer
                                   Number)                Identification No.)


GRAND CENTRE SUITE 210, 5400 NORTH GRAND BLVD., OKLAHOMA CITY, OK  73112
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                    (Address of principal executive offices)

Registrant's telephone number including area code: (405) 948-1560
                                                  ------------------------------




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                            Panhandle Royalty Company

                                    FORM 8-K
                                November 11, 2003


ITEM 5 OTHER EVENTS

         This Form 8-K contains the Company's press release discussing the fiscal year-end September 30, 2003 oil and gas reserve calculations, which was released on November 11, 2003.


OKLAHOMA CITY, OK - PANHANDLE ROYALTY COMPANY (AMEX-PHX) today reported record oil and gas reserve value, excluding income taxes, from future net production based upon price at September 30, 2003, the Company's fiscal 2003 year-end. Undiscounted value of proven reserves was $115,741,000, while value discounted at an annual 10% rate was $75,497,000. These values were based upon an unescalated average year-end price of $4.41 per mcf for gas and $27.39 per barrel for oil. Increases over fiscal 2002 were: 22.3% for undiscounted reserve value, 23.1% for 10% discounted reserve value and 41.3% for natural gas price. Oil price decreased 1.3%.

Reserve additions from new wells completed during fiscal 2003 were 6.033 billion cubic feet of natural gas and 122,606 barrels of oil. These new reserves replaced 153% of the fiscal year's gas production and 109% of the fiscal year's oil production. Gas reserves at fiscal year-end were 29.463 billion cubic feet. Oil reserves at year-end were 835,974 barrels. Total gas reserves were a 1% increase over fiscal 2002. Total oil reserves were a 25% decrease from fiscal 2002. The small increase in year-end total gas reserves and decrease in oil reserves were the result of revisions of previous estimates of reserves caused primarily by the drilling and completion of previous proven undeveloped reserve wells, more rapid decline of Potato Hills Field gas wells and loss of primary oil and gas reserves in the Dagger Draw Field due to an operators proposal to establish a waterflood project in 2004. Panhandle's reserves were determined by Campbell and Associates, an independent engineering firm.

During fiscal 2003 PHX participated with a working interest in 169 wells which were drilling, testing or completed. There were 113 completed as producers and 20 as dry holes for an average per well working interest of about 5%. Additionally, PHX had a royalty interest only in 150 wells which were drilling, testing or completed during the year. There were 114 of these completed as producers and 12 as dry holes. Combined success rate for working and royalty interest wells was 88%. Most of the wells were located in Oklahoma with 26% of the completions situated in the Anadarko Basin western Oklahoma Counties of Beckham, Roger Mills, Custer and Washita where PHX owns fee minerals in hundreds of sections along with leases on other sections in selected areas. Eighteen percent of the completions were in eastern Oklahoma's Arkoma Basin mostly with gas production from coal beds. There were 16 working interest well completions (6% of total completions) located in the Pennsylvanian age Cleveland sand play of southwestern Dewey County, Oklahoma. The remaining 50% of all completions were in Arkansas, New Mexico, Texas, Wyoming and other areas of Oklahoma. Ninety-two percent of all completions were in Oklahoma with 89% of all producers being gas wells.



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                            Panhandle Royalty Company

                                    FORM 8-K
                                November 11, 2003


         H W PEACE II, COMPANY PRESIDENT AND CEO STATED:

         "Fiscal 2003 was a very satisfying year. We were able to participate in all wells proposed upon Company owned minerals, which met our risk weighted economic criteria. Projected return of investment from expenditures for new wells completed is about 2.5/1. Cash flow was adequate to fund this drilling program while also paying down debt by $5,500,000. The 2001 acquisition of Wood Oil Company is adding significantly to Panhandle's cash flow, debt reduction, well opportunities and oil and gas reserves as was expected. The higher prices received for fiscal 2003 are creating more drilling opportunities and cash flow from production of our new reserves, which allows Panhandle to continue to participate in more wells, or with larger interests, or both. The fiscal 2004 budget for new drilling has been increased over 20% to approximately $10,000,000."

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company's office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             PANHANDLE ROYALTY COMPANY



                                             /s/ Michael C. Coffman
                                             -----------------------------------
         DATE: November 12, 2003             Michael C. Coffman, Vice President
                                             Chief Financial Officer,
                                             Secretary & Treasurer